Exhibit 5.1

701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 PHONE 206.883.2500 FAX 206.883.2699 www.wsgr.com

September 4, 2018

nLIGHT, Inc.

5408 NE 88th Street, Building E

Vancouver, WA 98665

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, as may be amended (the “Registration Statement”), filed by nLIGHT, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 5,175,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), 1,520,237 of which (including 675,000 shares issuable upon exercise of an option to purchase additional shares granted to the underwriters) will be issued and sold by the Company and 3,654,763 of which will be sold by certain selling stockholders identified in the Registration Statement under the caption “Principal and Selling Stockholders” (the “Selling Stockholders”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable, provided, however, that with respect to the 12,000 shares to be sold by certain

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September 4, 2018

Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such Shares will be validly issued, fully paid and nonassessable upon the exercise of such options in accordance with their terms prior to such sale.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, PC

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation